PRESS RELEASE

Available for Immediate Publication: April 13, 2006
Contacts: Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
R. Dale McKinney, EVP / Chief Financial Officer (209) 725-7435
Web Site www.ccow.com

Capital Corp of the West Announces First Quarter 2006 Earnings Increased 11% over First Quarter 2005

Merced, California, April 13, 2006-Capital Corp of the West NASDAQ:NMS: CCOW) today announced $5,557,000 in net income for the first quarter ended March 31, 2006. This represents a 11% increase in net income from the first quarter 2005 or fully diluted earnings per share of $0.51 and an 17.6% Return on Equity (ROE) to shareholders. First quarter year ago benefited from a $539,000 after tax earnings increase related to receipt of Bank Owned Life Insurance (BOLI) proceeds. Without this benefit first quarter 2006 earnings would have increased 25% over first quarter 2005 earnings and first quarter 2005 fully diluted earnings per share would have been $0.41 versus the reported $0.46.

“We are pleased to start the new 2006 year with $245 million or a 27% increase in loans relative to the first quarter 2005 net loan balances. This includes the recent purchase of a $30 million Asset Based Loan portfolio and the addition of an Asset Based lending team that now allows us to offer another strong product to our business clients. This exceptional loan growth provides a solid future earning base and will help to contribute to a strong earnings performance going forward”, stated Chief Executive Officer, Tom Hawker.

“Capital Corp of the West was recently honored for having the third highest aggregate return to shareholders of any bank founded in California within the past 50 years,” continued Mr. Hawker. “As part of the annual Strategic Issues Summit, co-sponsored by the California Bankers Association and Carpenter & Co., Capital Corp of the West was singled out for achieving a 9,320% return to its shareholders since it was founded 28 years ago.”

“On May 2nd, we will be discussing these results and our associated level of enthusiasm at our scheduled annual shareholder meeting at our new regional headquarters building located in Fresno California. We will be sharing our outlook for continued excellent returns and the sustainability of this level of growth for our franchise as we go forward”, continued Mr. Hawker.

“These results are primarily due to increased average loan volumes of $217 million over the first quarter 2005 coupled with a modest increase in base net interest margin”, stated Chief Financial Officer, R. Dale McKinney. “The improved first quarter 2006 margin of 4.72% from the 4.59% margin for the first quarter 2005 was more a function of improved asset mix due to a reduction in securities as a percent of total assets rather than an actual improvement in underlying spreads. Assuming a flat rate environment, we continue to forecast margin compression during the remainder of the 2006 year. Another contributor to the first quarter results was the continued improvement in credit quality and the reduction of higher risk loans from first quarter 2005. As a result of this improved credit quality, during this first quarter 2006, no loan loss provision was recorded. We are also especially pleased to provide a 17.6% ROE to our shareholders while at the same time investing in the required infrastructure to support our ever expanding franchise and a 19% larger company”, continued Mr. McKinney.

Earnings Discussion

Net earnings were $5,557,000 or $0.51 per fully diluted share for the three months ended March 31, 2006. This compares to earnings of $4,988,000 or $0.46 per fully diluted share for the same period in 2005. Annualized return on average assets and return on average equity were 1.28% and 17.63% for the first quarter of 2006 compared with 1.39% and 19.11% for 2005.

The 2006 first quarter earnings of $5,557,000 reflect an increase in net interest income that was driven by a $257,923,000 or a 19% increase in average interest earning assets. The taxable equivalent net interest margin for the first quarter of 2006 was 4.72%, an increase of 13 basis points from the 4.59% achieved during the same period during 2005. In comparing the 2006 to 2005 first quarter, noninterest expenses increased by $2,168,000 due primarily to increases in salaries and benefits of $1,306,000 that were the result of management and support staff increases necessary to accommodate branch expansion, normal salary progression, the addition of an asset based lending group in 2006, and equity compensation expense in 2006 of $216,000 resulting from recording the Company’s stock option expense in conformance with FAS 123R. The $204,000 increase in premises and occupancy expense was due primarily to branch expansion and remodel expenses. Our effective tax rate was 35% for the first quarter of 2006 compared with 30% for the first quarter of 2005. Income tax expense increased $864,000 to $2,957,000 compared to the $2,093,000 recorded during the same quarter in 2005. The increase in the 2006 tax rate compared to 2005 was primarily attributable to the receipt of nontaxable life insurance proceeds of approximately $539,000 in the first quarter of 2005 and a higher level of fully taxable income year over year. Without the life insurance proceeds, the 2005 first quarter effective tax rate would have been 32%.

Credit Quality

The Company’s allowance for loan losses was $15,141,000 or 1.30% of total loans at March 31, 2006. Nonperforming assets totaled $3,151,000 or 0.18% of total assets and nonperforming loans stood at $3,091,000 or 0.26% of total loans. At March 31, 2006 the allowance for loan losses totaled 490% of nonperforming loans. This compares to an allowance for loan losses of $13,358,000 or 1.45% of total loans at March 31, 2005. At March 31, 2005, nonperforming assets totaled $3,145,000 or 0.21% of total assets, nonperforming loans totaled $3,085,000 or 0.33% of total loans and the allowance for loan losses totaled 433% of nonperforming loans. The decrease in the provision for loan losses in the quarter ended March 31, 2006 when compared to the same quarter in 2005 was due to a decrease in criticized loans on a year over year comparison, and a net recovery in the allowance for loan losses.

Charge-offs for the first quarter of 2006 were less than recoveries by $365,000, which compares to net charge-offs of $467,000 for the same period in 2005. The decreased charge-off activity in the first quarter of 2006 when compared to the same period in 2004 was primarily the result of a large recovery in 2006.

Book Values - Capital

The Company’s capital at March 31, 2006 stood at $128,447,000 compared with $106,871,000 as of March 31, 2005. Book value and tangible book value per share totaled $12.04 and $11.91 as of March 31, 2006 compared to $10.21 and $10.07 as of March 31, 2005. The Company’s tangible leverage capital ratio stood at 8.36% at March 31, 2006, compared with 8.45% as of March 31, 2005. The Company’s risk based capital ratio stood at 11.08% at March 31, 2006, compared with 11.44% as of March 31, 2005.

Conference Call Recording

Capital Corp of the West’s first quarter 2006 earnings conference call is scheduled for April 14, 2006 at 7:00 am PDT. Investors have the opportunity to listen to a recording of the conference call by going the web site of the company www.ccow.com just after the call and following the instructions to play back the recorded conference call. The recording will be available on the web site for 30 days following the conference call.

Safe Harbor

In addition to historical information, this release includes certain forward-looking statements regarding events and trends that may affect the Company’s future results. Such statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially. These factors include general risks inherent to commercial lending; risks related to asset quality; risks related to the Company’s dependence on key personnel and its ability to manage existing and future growth; risks related to competition; risks posed by present and future government regulation and legislation; and risks resulting from federal monetary policy.

Reference Information

Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 28 years of service as “Central California’s Community Bank.” Currently County Bank has twenty three branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Sacramento, Stanislaus, San Joaquin, San Francisco, Santa Clara and Tuolumne. As of the latest FDIC data, County Bank has 6.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-seven banking institutions in this market area. For further information about the Company’s financial performance, contact Tom Hawker, President and Chief Executive Officer at (209) 725-2276, or R. Dale McKinney Chief Financial Officer, at (209) 725-7435.

-Financial Tables Follow-

Capital Corp of the West
Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended March 31,		For the Year Ended December 31,
(Dollars in thousands)	2006	2005	2005	2004
Interest income	$27,647	$20,013	$90,164	$70,571
Interest expense	9,289	5,073	24,720	17,097
Net interest income	18,358	14,940	65,444	53,474
Provision for loan losses	-	220	2,051	2,731
Noninterest income:
Service charges on accounts	1,421	1,367	5,924	6,134
Loss on sale or impairment of securities	-	-	-	(3,665)
All other income	1,211	1,302	4,278	3,936
Noninterest expenses:
Salaries and related benefits	6,859	5,553	22,763	20,697
Premises and occupancy	1,189	985	4,498	3,446
Equipment	991	858	3,961	3,186
Professional fees	920	562	2,310	1,671
Marketing	387	295	1,165	1,062
Intangible amortization	11	11	46	655
Supplies	236	264	1,057	873
Charitable donations	218	178	859	584
Other expenses	1,665	1,602	6,020	5,501
Total noninterest expenses	12,476	10,308	42,679	37,675
Income before income taxes	8,514	7,081	30,916	19,473
Provision for income taxes	2,957	2,093	9,962	7,150
NET INCOME	$5,557	$4,988	$20,954	$12,323

Capital Corp of the West
Consolidated Balance Sheets
(Unaudited)

			2006	2005
	At March 31,		Averages	Averages
(Dollars in thousands)	2006	2005	QTD	QTD
Assets
Cash and noninterest-bearing deposits in other banks	$55,032	$38,627	$49,507	$40,285
Federal funds sold	-	4,295	4,593	5,747
Time deposits at other financial institutions	350	350	350	1,883
Investment securities available for sale, at fair value	303,379	290,374	312,639	274,058
Investment securities held to maturity at cost, fair value of $176,130 and $177,122 at March 31, 2006 and 2005	179,394	179,714	178,378	173,050
Loans, net of allowance for loan losses of $15,141 and $13,358 at March 31, 2006 and 2005	1,153,739	909,019	1,092,596	877,544
Interest receivable	8,038	6,398	7,397	5,479
Premises and equipment, net	31,086	23,933	29,931	23,097
Intangible assets	1,416	1,463	1,420	1,466
Cash value of life insurance	32,102	28,012	31,920	28,360
Investment in housing tax credit limited partnerships	8,561	8,447	8,663	8,547
Other assets	16,490	14,750	18,093	12,666
Total assets	$1,789,587	$1,505,382	$1,735,487	$1,452,182

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing demand	$289,607	$261,943	$284,121	$253,277
Negotiable orders of withdrawal	214,443	185,647	214,810	166,451
Savings	377,190	362,166	385,161	361,335
Time, under $100	222,764	198,497	220,906	198,432
Time, $100 and over	314,130	177,069	254,810	175,497
Total deposits	1,418,134	1,185,322	1,359,808	1,154,992

Federal funds purchased	48,950	-	38,468	14,549
Other borrowings and subordinated debentures	179,248	201,866	196,708	166,386
Accrued interest, taxes and other liabilities	14,808	11,323	14,410	10,401
Total liabilities	1,661,140	1,398,511	1,609,394	1,346,328

Preferred stock, no par value; 10,000,000 shares authorized; none outstanding	-	-	-	-
Common stock, no par value; 20,000,000 shares authorized; 10,665,718 and 10,469,389 issued & outstanding at March 31, 2006 and 2005	61,300	57,502	60,081	57,332
Retained earnings	70,075	50,677	68,002	48,337
Accumulated other comprehensive (loss)	(2,928)	(1,308)	(1,990)	185
Total shareholders’ equity	128,447	106,871	126,093	105,854
Total liabilities and shareholders’ equity	$1,789,587	$1,505,382	$1,735,487	$1,452,182

Loan Portfolio Composition

	March 31
(Dollars in thousands)	2006		2005
Loan Categories:	Dollar Amount	Percent of loans	Dollar Amount	Percent Of loans
Commercial	$308,886	27%	$229,421	25%
Agricultural	72,352	6	69,004	7
Real estate construction	178,593	15	107,458	12
Real estate mortgage	509,930	44	444,862	48
Consumer	99,119	8	71,632	8
Total	1,168,880	100%	922,377	100%
Less allowance for loan losses	(15,141)		(13,358)
Net loans	$1,153,739		$909,019

Allowance for Loan Loss Activity

	Three Months Ended March 31,
(Dollars in thousands)	2006	2005	2004
Allowance for Loan Losses:
Balance at beginning of period	$14,776	$13,605	$12,524
Provision for loan losses	-	220	615
Charge-offs	(252)	(676)	(450)
Recoveries	617	209	142
Net (charge-offs) recoveries	365	(467)	(308)
Balance at end of period	$15,141	$13,358	$12,831

Loans outstanding at period-end	$1,168,880	$922,377	$788,381
Average loans outstanding	$1,107,764	$891,063	$770,998

Annualized net charge-offs to average loans	-0.13%	0.21%	0.16%
Allowance for loan losses
To total loans	1.30%	1.45%	1.63%
To nonperforming loans	490%	433%	396%

Capital Corp of the West
Loan Repricing Table - 03/31/06

	Within	One to	Over
	One Year	Five Years	Five Years	Total
Loans with floating rates - repricing	$672,019	$174,657	$6,112	$852,788
Loans with fixed rates - maturities	89,505	84,895	141,692	316,092
Total	$761,524	$259,552	$147,804	$1,168,880

Capital Corp of the West
Selected Financial Data

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2006	2005	2005	2004
Basic Earnings Per Share	$0.52	$0.48	$2.00	$1.19
Diluted Earnings Per Share	$0.51	$0.46	$1.94	$1.15

Annualized Return on:
Average Assets	1.28%	1.39%	1.36%	0.94%
Average Equity	17.63%	19.11%	18.54%	12.69%
Net Interest Margin	4.72%	4.59%	4.69%	4.49%
Efficiency Ratio	59%	58%	56%	62%
Annualized Net Charge-offs to
Average Loans	-0.13%	0.21%	0.09%	0.20%

Capital / Shareholder information

	March 31,
	2006	2005
Book Value Per Share	$12.04	$10.21
Tangible Book Value Per Share	$11.91	$10.07

Leverage Capital Ratio	8.36%	8.45%
Risk Based Capital Ratio	11.08%	11.44%

Nonperforming Assets

	March 31
(Dollars in thousands)	2006	2005
Nonaccrual loans	$3,066	$2,948
Accruing loans past due 90 days or more	25	137
Total nonperforming loans	3,091	3,085
Other real estate owned	60	60
Total nonperforming assets	$3,151	$3,145

Nonperforming loans to total loans	0.26%	0.33%
Nonperforming assets to total assets	0.18%	0.21%